Exhibit 23.1.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 30, 2013, relating to the consolidated financial statements and the financial statement schedule of Flow International Corporation and subsidiaries, and the effectiveness of Flow International Corporation's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of two material weaknesses) appearing in the Annual Report on Form 10-K of Flow International Corporation for the year ended April 30, 2013.

/s/ Deloitte & Touche LLP

Seattle, Washington
July 30, 2013